Exhibit n.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of our report dated September 13, 2007, relating to the statement of net assets of the Nicholas-Applegate Global Equity & Convertible Income Fund as of September 12, 2007. We also consent to the references to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

September 13, 2007